UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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Servotronics, Inc.

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On May 4, 2023, Servotronics, Inc. (“Servotronics” or the “Company”) issued the following press release in connection with Servotronics’ 2023 annual meeting of shareholders, which contains a copy of a letter to shareholders issued by William F. Farrell, Jr., Chief Executive Officer of the Company.

Servotronics Sends Letter to Shareholders

-- Urges Shareholders to Vote “FOR” ALL of Servotronics’ Highly-Qualified

Directors on the BLUE Proxy Card –

-- Highlights Strategy to Create Shareholder Value and Refreshed Board of Directors --

Elma, NY, May 4, 2023 – Servotronics, Inc. (NYSE American – SVT) a designer and manufacturer of servo-control components and other advanced technology products today sent a letter to shareholders in connection with its June 9, 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”). Shareholders of record as of April 24, 2023, will be entitled to vote at the 2023 Annual Meeting.

The definitive proxy materials and other materials related to the 2023 Annual Meeting are available at https://www.proxy-direct.com/svt-3328.

The full text of the letter being sent to shareholders follows:

To All Servotronics Shareholders:

The past year has been one of transformation and progress at Servotronics. Since joining as CEO, I have worked closely with the Board of Directors and other leaders at the Company to identify key areas of growth and profitability that will lead to increased shareholder value.

As a Servotronics investor, you face a critical decision at the Company’s annual meeting of shareholders to be held on June 9, 2023. Your vote is more important than ever this year. Star Equity Fund, LP (together with its affiliates, “Star”) is conducting an unnecessary proxy contest in an attempt to remove members of your Board of Directors. We believe this proxy fight is ill-timed as the Board has already seen significant turnover as a result of its refreshment plan over the last year and the current Board has been actively involved in overseeing the development of our new strategic plan. We urge you to support your Board by voting the BLUE proxy card today “FOR” all Servotronics director nominees. When voting the BLUE proxy card, consider the following accomplishments we have achieved in the past year including:

●	Brought me on as the new CEO to lead Servotronics’ operations to the next level with market share gains and increased operational performance.

●	Established a culture of integrity and accountability throughout Servotronics to drive ethical operations in every aspect of our business.

●	Refreshed the Board of Directors with new members who have varied, relevant functional experience and expertise.

●	Accelerated the expiration of the shareholder rights plan, effectively terminating the “poison pill”.

●	Brought on resources to lead new business development and strategic priorities.

●	Developed our long-term strategic vision to maximize shareholder value.

●	Initiated the review of strategic alternatives for the CPG group to focus on key end markets and increase shareholder value.

As you cast your vote at our upcoming annual meeting of shareholders, you will be faced with a stark choice. The Board and management team of Servotronics have made significant progress in transforming our Company, but understand that this involves deliberate actions and much work remains. Our new strategic plan lays out the actions we are taking to drive growth and profitability. Star proposes to make changes to Servotronics, and we want to provide you with relevant information for your consideration:

●	Star’s Board nominees do not appear to substantially add to the experience of the current Servotronics Board.

●	Star proposed a merger with Servotronics in 2022. Your Board and management, along with outside advisors, carefully considered such a transaction and determined that the risks of pursuing it outweighed any potential benefits, which appear to be nominal.

●	Star criticizes the performance of our business and share price, but they ignore the significant underperformance of their own shares and operations. While we have a plan to continuously improve our operational and financial performance, shareholders should understand the differential performance of Servotronics relative to Star.

●	Finally, we note that Star’s assertions that our Board is entrenched do not stand up to the facts. Indeed, two-thirds of our Directors are new in the past year, which is contrary to typical signs of an entrenched Board.

Further details on the above points follow. As previously discussed, we have made several fundamental changes to the way that Servotronics operates, including changes to our governance practices. To start, I was brought on as the new CEO with the goal of establishing and implementing a comprehensive refreshed growth strategy for Servotronics based on my years of successful leadership in the Aerospace industry. A foundational element to our strategy surrounded our leadership style and corporate culture. This starts with me as the CEO and extends to each of our leaders and employees.

We have established a culture of integrity and accountability within Servotronics. In my opinion, integrity is non-negotiable, and we will consistently act in an ethical and professional manner with customers, suppliers, shareholders, and our team members. This is a key element to establish the trust and relationships required for Servotronics’ long-term success. Accountability entails the responsibility of each member of the Servotronics team to deliver on our commitments to each other and provide the quality products and service that our clients demand and deserve.

Regarding our corporate governance, we revitalized the Board to enhance our public company knowledge and leverage director expertise. We have added four new directors since the beginning of 2022, and we believe that we have the right Board to advise the Company in the correct strategic direction that will drive shareholder value. While we are pleased with the achievements we have made over the past year, we understand that this is a continuous process.

Our unwavering commitment to integrity, accountability, transparency, and value creation will allow us to deliver robust growth, increase operational excellence, and bolster our relationships with key customers and stakeholders. Servotronics has a tremendous team in place that is committed to delivering the highest quality products to all our customers across the globe. We continue to focus on the attraction and retention of employees, and this is a high priority of our operating strategy. We have also refined our strategic focus as our Board recently made the decision to pursue strategic alternatives for our Consumer Products Group. With that shift, our Company will now focus on the core growth markets in commercial aerospace and related adjacent opportunities.

The efforts of our Board and management team to lead Servotronics into being a world-class supplier to the aerospace industry will take hard work. We understand this transformation is not an “easy fix” but rather a deliberate, strategic process for which our team has the ability to accomplish.

An alternative to our continued progress has been proposed by Star. They have nominated two candidates for our Board who we do not believe adequately represent the diverse interests of our shareholder base. In fact, we believe that the interests of Star and their nominees present significant risks to the future success and long-term growth of Servotronics.

When Star first approached us in October 2022 about a potential combination of our two companies, we carefully considered the strategic implications and potential risks of such a transaction. In considering the potential synergies for the two entities, we saw nominal administrative cost reduction opportunities and no strategic or operational benefits given that Star’s investments are concentrated in construction and healthcare, with no relevance to the aerospace industry that we serve. Based on this assessment, we believe that Star’s interest is to acquire Servotronics as a purely financial investment.

As a financial transaction, we considered Star’s ability to pursue and ultimately execute the purchase of Servotronics. At the time, our market capitalization was approximately $30 million, but Star had a reported cash balance of just $8 million, which has recently declined to less than $5 million. We considered their potential access to credit with which to fund a potential acquisition and found they had very little availability under their existing credit lines, and moreover, they were not in compliance with the loan covenants of their largest credit agreement. Further, they proposed utilizing their stock as partial compensation for the acquisition of Servotronics, stock that has not surpassed $1 per share thus far in 2023, and their market capitalization is just modestly more than $10 million. Given this dynamic, the Board and management team were concerned that a potential combination could result in Star leveraging Servotronics’ assets for additional borrowing that might put our business at existential risk, and leave Servotronics shareholders with Star shares that have been declining in value.

When considering a transaction of this magnitude, we do not believe that it is in the best interests of Servotronics shareholders to allow their Company to serve as a cushion to bolster another entity’s balance sheet.

As a prudent Board and management team, we also looked at the results that Star had generated from previous business combination transactions, to provide some insight into how they might manage Servotronics. We saw a troubling track record, as most recently Star sold DMS Health Technologies in March 2021 for $18.75 million, about half of the $36 million that Star paid for the business five years earlier. This sort of value destruction raised more concerns with our Board and management team.

Beyond the performance of Star’s most recent acquisition, we reviewed the performance of Star as an entity and found equally troubling patterns of underperformance. Over the past two years, Star has incurred losses from continuing operations exceeding $14 million, raising concerns about Star’s management ability and decision making.

With regard to share price performance, we saw further causes for concern. First, we noted that since the beginning of 2020, Star has completed two public offerings totaling 11,725,000 shares, with warrants to purchase an additional 11,725,000 shares, bringing their total shares outstanding to 14,751,000. This represents an astounding level of dilution to their shareholders. Looking further at share price performance, since their initial public offering in July 2004, Star’s share price has declined more than 99% from $91 to a recent price of 68 cents. If measuring from the time that Star transitioned to a holding company structure in September 2019, their share price has declined more than 84%, from $4.48 to less than 70 cents. This underperformance resulted in the Listing Qualifications Department of the Nasdaq Stock Market sending a letter to Star on January 19, 2023, notifying Star of its failure to meet continued listing requirements for the Nasdaq Global Market because its share price had been below $1 for 30 consecutive days. Over those same periods, Servotronics shares have shown significant improvement in shareholder value. Since July 2004, Servotronics shares have more than doubled, rising 113% from $5.70 to a recent price of $12.15, and measuring from September 2019, Servotronics’ share price has risen nearly 237% from $9.90 to $12.15.

The actions taken by the Board and management over the past year demonstrate that neither is “entrenched,” as claimed by Star. Your newly refreshed Board accelerated the expiration of the Company’s poison pill defense, effectively cancelling it. The many actions taken are not indicative of entrenched directors or management, but rather the responsible actions of individuals performing their fiduciary duties and acting in the best interests of all stakeholders.

I would like to express my appreciation to all our shareholders for their continued support during this time of change. Our employees, customers, and other stakeholders have provided Servotronics the foundation that is required to deliver quality products while exploring new applications of our technologies. As a team, we are committed to delivering value to our shareholders and we look forward to the bright future that lies ahead for Servotronics.

VOTE THE BLUE PROXY CARD TODAY “FOR” ALL SERVOTRONICS’ DIRECTOR NOMINEES

We urge you to use the enclosed BLUE proxy card to vote today “FOR” ALL of Servotronics’ nominees. Simply follow the easy instructions on the enclosed proxy card to vote by Internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. Please DISCARD all white proxy cards and materials sent to you by Star Equity.

Shareholders who have any questions or need assistance voting may contact the Company’s proxy solicitors, Georgeson, LLC, toll-free at (866) 767-8867.

On behalf of your Board and the management team, thank you for your continued support.

With sincere appreciation,

William F. Farrell, Jr.

Chief Executive Officer

ABOUT SERVOTRONICS

The Company is composed of two groups – the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

IMPORTANT INFORMATION

The Company has filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement on Schedule 14A on May 1, 2023, containing a form of BLUE proxy card and other relevant documents with respect to its solicitation of proxies for Servotronics’ 2023 annual meeting of shareholders (the “2023 Annual Meeting”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY SERVOTRONICS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Servotronics free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Servotronics are also available free of charge by accessing Servotronics’ website https://servotronics.com/investor-relations/.

The Company, its directors and its executive officers may be deemed participants in the Company's solicitation of proxies from shareholders in connection with the matters to be considered at the upcoming annual meeting of shareholders. Information about the Company's directors and executive officers is set forth in the Company's definitive proxy statement for the 2023 Annual Meeting, which was filed with the SEC on May 1, 2023 and is available at the SEC's website at www.sec.gov.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” expect,” “intend,” “anticipate,” “believe,” "estimate,” “plan,” “could,” “should,” “would,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of forward-looking statements include, among others, statements about the Company’s plans, objectives, expectations, intentions, estimates and strategies for the future and other statements that are not historical facts. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, among others, general economic and business conditions affecting the commercial aviation industry and other industries served by the Company, conditions affecting the Company’s customers and suppliers, the introduction of new technologies and the impact of competitive products, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components, the Company's ability to accurately align capacity with demand, the availability of financing and changes in interest rates, the outcome of pending and potential litigation, the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses' and governments' responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers' businesses, and on global supply chains, the ability of the Company to obtain and retain key executives and employees and the additional risks discussed in the Company's filings with the Securities and Exchange Commission. Additionally, there may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The Company does not assume an obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the date indicated in the statement.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE American

Company Contact:

William F. Farrell, Jr.

Chief Executive Officer

(716) 655-5990

Investor Contact:

Edward Greene, Georgeson LLC

(646) 248-8610